Short-Term Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$980
Class B	$3
Class C	$23
Class F	$30
Total	$1,036
Class 529-A	$25
Class 529-B	$1
Class 529-C	$3
Class 529-E	-
Class 529-F	-
Class R-1	$4
Class R-2	-
Class R-3	$2
Class R-4	$1
Class R-5	$10
Total	$1,082

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1783
Class B	$0.1137
Class C	$0.1098
Class F	$0.1348
Class 529-A	$0.1337
Class 529-B	$0.1099
Class 529-C	$0.1093
Class 529-E	$0.0977
Class 529-F	$0.1281
Class R-1	$0.0626
Class R-2	$0.0806
Class R-3	$0.1003
Class R-4	$0.0676
Class R-5	$0.0711

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	10,890
Class B	50
Class C	359
Class F	783
Total	12,082
Class 529-A	305
Class 529-B	9
Class 529-C	46
Class 529-E	7
Class 529-F	9
Class R-1	165
Class R-2	1
Class R-3	26
Class R-4	10
Class R-5	368
Total	13,028

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.01
Class B	$10.01
Class C	$10.01
Class F	$10.01
Class 529-A	$10.01
Class 529-B	$10.01
Class 529-C	$10.01
Class 529-E	$10.01
Class 529-F	$10.01
Class R-1	$10.01
Class R-2	$10.01
Class R-3	$10.01
Class R-4	$10.01
Class R-5	$10.01